WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.

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James E. Slayton, CPA
2858 WEST MARKET STREET
SUITE C
AKRON, OHIO 44333


                      October 30, 2000


To Whom It May Concern:

   The firm of James E. Slayton, Certified Public Accountant consents to the inclusion of my report of October 30, 2000, on the Financial Statements of ALD, Inc. in any filings that are necessary now or in the near future to be filed with the U.S. Securities and Exchange Commission.

Professionally,

/s/ James E. Slayton

James E. Slayton, CPA
Ohio License #04-1-15582